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               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                   Exhibit 5.1
                                                                   -----------

                               September 8, 1999

Liquid Audio, Inc.
810 Winslow Street
Redwood City, CA  94063

  Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 8, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1996 Equity Incentive Plan (as to 2,663,204 shares) and of the 1999 Employee Stock Purchase Plan (as to 500,000 shares) (collectively, the "Plans" and the "Shares" as appropriate). As legal counsel for Liquid Audio, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           /s/ WILSON SONSINI GOODRICH & ROSATI

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation